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EXHIBIT 4.11

FIRST SUPPLEMENTAL INDENTURE

dated as of March 28, 2013

among

FLEXTRONICS INTERNATIONAL LTD.

The Guarantor Party Hereto

and

U.S. Bank National Association,
as Trustee

4.625% Notes due 2020

5.000% Notes due 2023

        THIS FIRST SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), entered into as of March 28, 2013, among Flextronics International Ltd., a Singapore company (the "Company"), Flextronics Telecom Systems Ltd, a private limited company formed under the laws of the Republic of Mauritius (the "Subsidiary Guarantor"), and U.S. Bank National Association, as trustee (the "Trustee").

RECITALS

        WHEREAS, the Company, the Guarantors party thereto and the Trustee entered into the Indenture, dated as of February 20, 2013 (the "Indenture"), relating to the Company's 4.625% Notes due 2020 and 5.000% Notes due 2023 (the "Notes"); and

        WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause Subsidiaries to provide Guaranties in certain circumstances.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

        Section 1.    Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

        Section 2.    The Subsidiary Guarantor, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.

        Section 3.    This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

        Section 4.    This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

        Section 5.    This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

        Section 6.    The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, the Subsidiary Guarantee or for or in respect of the recitals contained herein, all of which recitals are made by each Subsidiary Guarantor and the Company.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

FLEXTRONICS INTERNATIONAL LTD., as Issuer
By:	/s/ Manny Marimuthu
	Name:	Manny Marimuthu
	Title:	Authorized Signatory
FLEXTRONICS TELECOM SYSTEMS LTD, as Guarantor
By:	/s/ Manny Marimuthu
	Name:	Manny Marimuthu
	Title:	Director
U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Paula Oswald
	Name:	Paula Oswald
	Title:	Vice President

[Signature Page to First Supplemental Indenture of Flextronics International Ltd. 2013 Indenture]

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  EXHIBIT 4.11
FIRST SUPPLEMENTAL INDENTURE dated as of March 28, 2013 among FLEXTRONICS INTERNATIONAL LTD. The Guarantor Party Hereto and U.S. Bank National Association, as Trustee
RECITALS
AGREEMENT